EXHIBIT 10.2

Amendment to 1992 Stock Option Plan of German American Bancorp, Inc. Adopted March 2012 Effective April 1, 2012

The third narrative paragraph of Section 7 of the above-described Plan is hereby amended and restated in its entirety to read as follows:

A person exercising an option shall give written notice to the Corporation of such exercise and the number of shares he has elected to purchase and shall at the time of purchase tender an amount in cash, in Common Shares of the Corporation owned by such person, or in the form of a duly executed document surrendering for cancellation such persons’ then-exercisable rights to purchase any unexercised portion of such option, or in any combination of cash, such Common Shares, and/or such surrender, equal in value to the purchase price of the shares he has elected to purchase. Until the purchaser has made such payment and has had issued to him a certificate or certificates for the shares so purchased, he shall possess no shareholder rights with respect to any such share or shares. For purposes of determining the value of any unexercised rights to purchase shares of the Corporation that may be surrendered for cancellation in payment of the purchase price of shares to be purchased upon exercise of an option, such rights shall be valued for purposes of such surrender (as to each share covered by such surrender) at the positive difference (if any) between (a) the fair market value per share of the shares of the Corporation's common stock (determined by reference to the NASDAQ Official Closing Price for the stock on the last trading day immediately prior to the date of the surrender, as reported by NASDAQ) and (b) the exercise price specified by the stock option.